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                                  [LOGO] DELTA
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                             GALIL INDUSTRIES LTD.

               DELTA GALIL ANNOUNCES THAT DOV LAUTMAN, FOUNDER AND
             CHAIRMAN OF THE BOARD, TO REPLACE ARNON TIBERG AS CEO.
                     CHANGE TO BE EFFECTED FEBRUARY 1, 2006.

TEL AVIV, ISRAEL - DECEMBER 27, 2005 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), ("Delta") the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, today announced that by mutual agreement with the Company, Arnon Tiberg will cease to be Chief Executive Officer effective January 31, 2006.

The Board of Directors has decided that Mr. Dov Lautman, the Chairman of he Board of Directors, will serve as CEO for 12 months beginning February 1, 2006. Since Israeli law requires shareholder approval for the Chairman of the Board of Directors to serve simultaneously as CEO, the board of directors has decided to convene a shareholders meeting to approve Mr. Lautman's continuing to serve as Chairman of the Board of Directors during a period of up to 15 months. The Board recommends that the shareholders vote in favor of this proposal.

The Board of Directors expressed its appreciation to Mr. Tiberg for his service over the past decade as Delta's CEO. The Board noted that Mr. Tiberg successfully implemented strategic steps, including the transfer of production to lower labor cost countries, entry into the U.S. mass market, diversification of the Company's customers, and acquisitions that have transformed Delta to a global leader in its field.

Mr. Lautman said: "A few months ago Arnon Tiberg asked me to look into the possibility of his resignation as CEO. I asked him to remain in his position. We have now agreed that he would finish his term as CEO on January 31, 2006. Due to my great appreciation for his talents, I intend to ask the Board of Directors to nominate Mr. Tiberg as a director in the near future, so that Delta may benefit from his vast knowledge and experience."

Regarding the future, Mr. Lautman added: "In this period, when Delta is in the midst of a reorganization, it is important that the person leading the Company be a person who understands the Company well. Therefore, I agreed to take upon myself the appointment as CEO for 12 months. I am sure that, together with Delta's high quality management, we will succeed in completing the reorganization and in successfully implementing an organizational structure that will lead Delta in the future."

Proxy materials and formal notice of the shareholders meeting will be sent in the near future.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING WAL-MART, MARKS & SPENCER, TARGET, VICTORIA'S SECRET, JC PENNEY, HEMA, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE ,NORTH AND CENTRAL AMERICA ,THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR
WEBSITE: WWW.DELTAGALIL.COM

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(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED
IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO OUR DEPENDENCE ON A FEW SIGNIFICANT CUSTOMERS; OUR ANTICIPATED GROWTH STRATEGIES; OUR INTENTION TO INTRODUCE NEW PRODUCTS; ANTICIPATED TRENDS IN OUR BUSINESS; FUTURE EXPENDITURES FOR CAPITAL PROJECTS; AND OUR ABILITY TO CONTINUE TO CONTROL COSTS AND MAINTAIN QUALITY, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)


CONTACTS:
YOSSI HAJAJ           DELTA GALIL INDUSTRIES LTD.      TEL: +972-3-519-3744

U.S. INVESTORS
--------------
KATHY PRICE           THE GLOBAL CONSULTING GROUP      TEL: +1-646-284-9430